Exhibit 99.1

Inspire Medical Systems, Inc. Announces Retirement of Casey M. Tansey from its Board of Directors

MINNEAPOLIS, July 22, 2026 – Inspire Medical Systems, Inc. (NYSE: INSP), a medical technology company focused on innovative, minimally invasive solutions for patients with obstructive sleep apnea (OSA), today announced the retirement of Casey M. Tansey from the Inspire Board after more than eighteen years of service, effective July 30.

“We are thankful for the many contributions Mr. Tansey has made to our Board of Directors over the past eighteen years,” said Tim Herbert, Chairman and Chief Executive Officer of Inspire Medical Systems. “As one of the first venture investors to recognize the potential impact of Inspire therapy for patients with OSA, Mr. Tansey has provided valuable mentorship, leadership, and perspective throughout the Company’s founding, initial public offering and subsequent growth. We are grateful for his long-standing commitment and wish Mr. Tansey the very best in the future.”

Mr. Tansey represented U.S. Venture Partners and led Inspire’s Series A financing in November 2007 and has served on the Inspire Board of Directors since that time. The Company expects to announce the appointment of a new Director to replace Mr. Tansey in the near future.

About Inspire Medical Systems
Inspire is a medical technology company focused on the development and commercialization of innovative, minimally invasive solutions for patients with obstructive sleep apnea. Inspire’s proprietary Inspire therapy is the first FDA-, EU MDR-, and PDMA-approved neurostimulation technology that provides a safe and effective treatment for moderate to severe obstructive sleep apnea.

For additional information about Inspire, please visit www.inspiresleep.com.

Investor and Media Contact
Ezgi Yagci
Vice President, Investor Relations
ezgiyagci@inspiresleep.com
617-549-2443